March 2, 2007

Office of the Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the disclosure per Items 304(a)(1) and 304(a)(2) of Regulation S-K to be filed per Sub-Item 77K on Form N-SAR with the Securities and Exchange Commission and are in agreement with the statements contained therin as they relate to our Firm.

Sincerely yours,

/s/ Marmann, Irons & Assoicates, P.C.

Marmann, Irons & Assoicates, P.C.

cc: Mr. Bissell
    Foresight Funds, Inc.